Exhibit 10.4

21 April 2005

LARIOS PERNOD RICARD S.A.

and

FORTUNE BRANDS, INC.

and

PERNOD RICARD S.A.

LARIOS ASSET PURCHASE AGREEMENT

CONFORMED COPY

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Agreed form documents:

1.	Assignment of Intellectual Property Rights
2.	Deed of Unregistered Trade Mark, Trade Name and Copyright Assignment
3.	Deed of Design Right Assignment
4.	Deed of Registered Trade Mark Assignment
5.	Notice of Assignment

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THIS AGREEMENT is made on                     2005

BETWEEN:

(1)	LARIOS PERNOD RICARD S.A. (registered in Spain with Fiscal Identification Number A08252926) whose registered office is at Malaga, Calle César Vallejo, 24, Polígono Guadalhorce, Spain (the “Vendor”);

(2)	FORTUNE BRANDS, INC., a corporation incorporated in the state of Delaware, whose principal place of business is at 300 Tower Parkway, Lincolnshire, Illinois IL 60069 (“Fortune Brands”); and

(3)	PERNOD RICARD S.A., a company incorporated in France, whose registered office is at 12, place des États-Units, 75783 Paris Cedex 16 (“Pernod Ricard”).

RECITALS:

(A)	The Vendor carries on the Business.

(B)	Fortune Brands and Pernod Ricard are parties to the Framework Agreement.

(C)	The Vendor has agreed to sell the Assets to the Purchaser for the consideration and upon the terms of this Agreement and subject to the Conditions.

(D)	The Vendor has agreed to provide certain services to the Purchaser in connection with the Assets upon the terms set out in this Agreement.

(E)	Pernod Ricard has agreed to guarantee the performance of the obligations of the Vendor under this Agreement.

(F)	If the Purchaser is to be an entity other than Fortune Brands, Fortune Brands has agreed to guarantee the performance of the obligations of the Purchaser under this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement each of the following words and expressions shall have the following meaning:

“Acquisition” means the acquisition of the Assets by the Purchaser under the terms of this Agreement and subject to the Conditions;

“Affiliate” has the meaning attributed to it in the Framework Agreement;

“Allied Domecq” means Allied Domecq plc (a company incorporated in England and Wales with number 03771147);

“Allied Domecq Facilities” means the DYC Facility and the Castellana Facility and “Allied Domecq Facility” shall mean one of those;

“Allied Domecq Facility Costs” means the actual costs and disbursements incurred by the Purchaser and any member of the Fortune Brands Group in achieving Production Equivalence and Warehousing Equivalence at either (or both) of the Allied Domecq Facilities or at the Alternative Allied Domecq Facility, as the case may be, (including the fees of the Engineer and of all other professional advisers involved) and all Tax charges arising specifically in relation thereto including, without limitation, the cost of all associated works as contemplated in the Engineer’s Report and/or the Second Engineer’s Report;

“Allied Domecq Facility Works” means the works to be carried out by the Purchaser for the extension, re-fitting and other modification (as necessary) of either or both of the Allied Domecq Facilities, as the case may be, as referred to in paragraph 7.1 of Schedule 3;

“Allied Domecq Group” has the meaning attributed to it in the Framework Agreement;

“Alternative Allied Domecq Facility” means a site in Spain which is determined to be a Fortune Brands Facility (as that term is defined in the Framework Agreement) and notified in writing to the Vendor by the Purchaser, acting reasonably;

“Alternative Allied Domecq Facility Works” means the works to be carried out by the Purchaser for the extension, re-fitting and other modification (as necessary) of the Alternative Allied Domecq Facility as referred to in paragraph 7.1 of Schedule 3 save that, for the purposes of this definition, any reference in that paragraph to the Allied Domecq Facility shall be taken to be a reference to the Alternative Allied Domecq Facility;

“Assets” means the property and assets agreed to be sold and purchased pursuant to this Agreement as described in clause 3.5;

“Assumed Liabilities” has the meaning set out in clause 6.4;

“Business” means the business carried on by the Vendor concerning the production, distribution and sale of Larios Dry Gin, Loop Larios, Larios Vodka, Malaga Larios and Licores Larios;

“Business Day” means a day (not being a Saturday) on which banks are open for general banking business in the City of London and in Spain;

“Business Intellectual Property Rights” means the Intellectual Property Rights which relate exclusively to the Larios Brands including those referred to in Parts 1 and 2 of Schedule 2;

“Business Know-how” means the Know-how held by the Vendor or any member of the Pernod Ricard Group to the extent that it relates to the production, bottling and co-packing of the Products;

“Business Records” means all the information and records owned by the Vendor which relate to the Business, including:

(A)	all relevant financial information, payroll records in relation to the Employees, stock records and price lists;

(B)	lists of clients, customers and suppliers of or to the Business;

(C)	all other marketing, promotional, sales, supply and technical information, correspondence and literature and personnel information, correspondence and literature in relation to the Employees;

(D)	the original Contracts;

(E)	all correspondence relating to Assumed Liabilities;

(F)	all drawings, websites relating to the Larios Brands, disks and other material used exclusively in the Business or embodying or incorporating or constituting any of the Business Intellectual Property Rights;

in each case, in whatever form or medium it is held or recorded and provided that where such records contain information which does not relate to the Business, such information may be redacted;

“Castellana Facility” means the Allied Domecq Group site at Valverde in the municipality of Segovia in Spain which is determined to be a FB Facility (as that term is defined in the Framework Agreement) and at which Anis Castellana is produced and/or bottled at the Effective Date;

“Claim” means a General Claim and/or a Tax Warranty Claim;

“Completion” means completion of the sale and purchase of the Assets in accordance with clause 10;

“Conditions” means the conditions set out in clause 2;

“Continuing Services” means the services set out in Schedule 7;

“Contracts” means the contracts listed in Schedule 4; but specifically excluding any Payables and Receivables;

“Data Protection Laws” means all applicable laws, regulations, regulatory requirements and/or codes of practice in connection with the processing of personal data including, but not limited to, any provisions implementing European Union Directive 95/46/EC on the processing of personal data and the free movement of such data;

“DBC” means in respect of the Larios Dry Gin brand, the amount in Euros of direct brand contribution as calculated in accordance with Part 1 of Schedule 8;

“Dedicated IT System” means all communications systems and computer systems used to operate any process within the Distillery including all hardware and software comprised therein;

“Disclosure Letter” means the letter dated the same date as this Agreement from the Vendor to the Purchaser in relation to the Warranties;

“Distillery” means the distillery used and occupied by the Vendor in connection with the Business within the Manzanares Production Centre;

“Due Diligence Documents” means the documents disclosed to the Purchaser by the Vendor and attached to the Disclosure Letter, as agreed between the Parties;

“DYC Facility” means the Allied Domecq Group site at Palazuelos in the municipality of Segovia in Spain which is determined to be a FB Facility (as that term is defined in the Framework Agreement) and at which DYC Spanish Whisky, DYC 8 Spanish Whisky and Doble V Spanish Whisky is produced and/or bottled at the Effective Date;

“Effective Date” has the meaning attributed to it in the Framework Agreement;

“Employees” means the employees whose names are set out in Part 1 of Schedule 5;

“Engineer” means a suitably qualified and experienced individual, firm or company appointed in accordance with paragraphs 1 to 5 of Schedule 3 for the purposes of preparing the Engineer’s Report and/or the Second Engineer’s Report or, as the case may be, as set out in paragraph 27 of Schedule 3;

“Engineer’s Certificate” means the certificate issued by the Engineer pursuant to paragraph 22, paragraph 25 or paragraph 27 of Schedule 3;

“Engineer’s Report” means the report prepared by the Engineer containing the information described in paragraphs 7.1 and 7.2 of Schedule 3;

“Environment” means all or any of the following media namely air (including without limitation the atmosphere within buildings and the atmosphere within other natural or man-made structures above or below ground), water (including without limitation water under or within land or in drains or sewers and inland and coastal waters), land (including without limitation any building, structure or receptacle in or over or under it and any made ground) and any living organisms or systems supported by those media;

“Environmental Law” means all applicable laws, regulations, directives (including, for the avoidance of doubt, the Directive on Integrated Pollution Prevention and Control (96/61/EC) and the Spanish legislation implementing that Directive), statutes, subordinate legislation, common law, civil codes and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority and statutory guidance notes which relate or apply to the Environment and which are in force and binding on the Vendor as at the date of this Agreement excluding, for the avoidance of doubt, any of the foregoing relating to worker health and safety and town and country planning;

“Excluded Assets” means all the property and assets which are not Assets including those items set out in clause 4.1;

“Excluded Liabilities” means the liabilities referred to in clause 6.6 and which are not to be transferred to the Purchaser pursuant to this Agreement;

“Existing Facility” means that part of the facility and all the equipment, labour, information technology systems and other elements at the Manzanares Production Centre as at Completion which are used in the distillation, production, testing, bottling and packaging of Larios Dry Gin including, without limitation:

(A)	full production services including distilling, blending, holding and mixing;

(B)	treatment of all dry goods and raw materials;

(C)	quality control and laboratory testing, research and development to the extent that it relates to such quality control and testing; and

(D)	bottling, labelling, capping and other packaging processes;

“Existing Production Costs” means the actual costs incurred by the Vendor in distilling, blending, producing, testing, bottling and packaging Larios Dry Gin during the Previous Period as determined through the process of determination of DBC in accordance with Schedule 8 and for the avoidance of doubt excluding (i) all costs of purchasing (including purchasing of raw materials and packaging); and (ii) all costs of logistics other than production logistics within the Segregated Facility (including, without limitation, the costs of transfer of materials within the Existing Facility);

“Expert” means the Dean for the time being of the Chartered Institute of Industrial Engineers of Madrid (‘Decano del Colegio Oficial de Ingenieros Industriales de Madrid’);

“Financial Information” means all historic financial information contained within the Due Diligence Documents; for the avoidance of doubt, Financial Information shall not include any forecasts or projections;

“Fixed Assets and Equipment” means the fixed assets and equipment located in or at the Distillery;

“Framework Agreement” means the agreement entered into on the date of this Agreement between, inter alia, Fortune Brands and Pernod Ricard in relation to the acquisition by Fortune Brands of certain assets of Allied Domecq, conditional on the acquisition of Allied Domecq by Pernod Ricard;

“Fortune Brands Group” means Fortune Brands and any company which is from time to time a holding company of Fortune Brands or a subsidiary of Fortune Brands or a subsidiary of a holding company of Fortune Brands;

“Full Title Guarantee” means (i) for the purposes of English law and to the extent such legislation is applicable, with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee, and (ii) for the purposes of Spanish law and to the extent such legislation is applicable, complete and unrestricted ownership, free of any charges, liens, encumbrances or third party rights, with all rights and interests inherent in the subject matter of the disposition, with legal and peaceful possession over the same, not having obtained them fraudulently or to the detriment of creditors or any third parties;

“General Claim” means a claim for breach of any of the General Warranties;

“General Warranties” means the warranties given in Schedule 1 other than the Tax Warranties;

“Gin Assets” means those of the Assets which relate to Larios Dry Gin;

“Gin Brand” means the Larios Dry Gin brand;

“Gin Business” means that part of the Business concerning the production, distribution and sale of Larios Dry Gin;

“Goodwill” means the goodwill of the Vendor in relation to the Assets;

“Incremental Production Costs” means the incremental costs incurred by the Purchaser or any member of the Fortune Brands Group in distilling, blending, producing, testing, bottling and packaging all products (including Larios Dry Gin but excluding the other Products) at the Allied Domecq Facility (or Facilities) or the Alternative Allied Domecq Facility, as the case may be, during the Relevant Period (save that for the purposes of this definition it shall be assumed that the volumes for such products will be the same as for the Previous Period) as compared with such costs incurred by Allied Domecq or any member of the Allied Domecq Group in distilling, blending, producing, testing, bottling and packaging all products (but excluding the Products) at the Allied Domecq Facility (or

Facilities) or the Alternative Allied Domecq Facility, as the case may be, during the Previous Period, such costs being ascertained using the methodology for the determination of DBC set out in Schedule 8, and for the avoidance of doubt excluding (i) all costs of purchasing (including purchasing of raw materials and packaging); (ii) all logistics other than production logistics within the Allied Domecq Facility (or Facilities) or the Alternative Allied Domecq Facility, as the case may be; and (iii) any depreciation linked to payments made by the Vendor in respect of the Allied Domecq Facility Works and/or any existing costs which are reallocated;

“Intellectual Property Rights” means all inventions (whether patentable or not), design rights, database rights, copyright, moral rights, unregistered trade and service marks, logos, get-up and trade names and, in each case, the goodwill attaching to them, all Registered Intellectual Property Rights, Know-how, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world;

“Know-how” means all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation financial and technical information, drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals and tables of operating conditions;

“Larios Brands” means the Larios Dry Gin, Loop Larios, Larios Vodka, Malaga Larios and Licores Larios brands;

“Losses” means any losses, liabilities, costs, charges, expenses, Taxation (including, without limitation, the loss of any relief in relation thereto), claims, demands, proceedings and damages suffered whether directly or indirectly arising from any particular act, omission, event or circumstance and including, for the avoidance of doubt, consequential and economic loss;

“Manzanares Production Centre” means the production centre occupied by the Vendor in the municipality of Las Labores (Ciudad Real), which is registered at the ‘Registro de la Propiedad’ of Manzanares under title numbers (“fincas registrales”) 2234, 2381 and 2382 and which contains, inter alia, a distillery, manufacturing plant, warehouse logistics centre, factory warehouse, bottling plant, laboratories, administration and a museum;

“Material IPR Bundle” means the bundle of registered trade marks and trade mark applications marked ‘Material IPR Bundle’ for the purposes of identification and agreed between the Parties;

“Moveable Assets and Equipment” means the loose plant, machinery, tools, office equipment, computer and communications hardware and furniture either located in the Distillery or located elsewhere but employed exclusively in relation to the distillation and other processes at the Distillery during the ordinary course of production of the Products;

“Multiple” means 4.5;

“Name” means Larios;

“Non-Material IPR Bundle” means the bundle of registered trade marks and trade mark applications marked ‘Non-Material IPR Bundle’ for the purposes of identification and agreed between the Parties;

“Operational Date” means the date on which Production Equivalence and Warehousing Equivalence are achieved as certified by the Engineer at the Allied Domecq Facility (or Facilities) or the Alternative Allied Domecq Facility or (in the case of Production Equivalence only) the Segregated Facility, as the case may be;

“Party” or “Parties” means a party or the parties to this Agreement;

“Payables” means all amounts (each a “Payable”) owed by the Vendor as at Completion in respect of the Business, to trade creditors (including accrued charges);

“Permit” means any licence, consent, authorisation, concession or permit required as at the date of this Agreement under Environmental Law in relation to the carrying on of the Business;

“Personal Data” means personal data within the meaning given in European Union Directive 95/46/EC on the processing of personal data and the free movement of such data and/or the meaning given in the Spanish Organic Law 15/1999, of 13 December 1999, on Personal Data Protection;

“Pernod Ricard Group” means Pernod Ricard and any company which is from time to time a holding company of Pernod Ricard or a subsidiary of Pernod Ricard or a subsidiary of a holding company of Pernod Ricard;

“Pernod Ricard Name” means Pernod Ricard;

“Previous Period” means the period commencing on 1 January 2004 and expiring on 31 December 2004;

“Production Equivalence” means the distillation, blending, producing, testing, bottling and packaging of Larios Dry Gin by the Purchaser at the Allied Domecq Facility (or Facilities), the Alternative Allied Domecq Facility or the Segregated Facility, as the case may be, at a volume and quality which is equivalent to the volume and quality of distillation, blending, production, testing, bottling and packaging of Larios Dry Gin by the Vendor at the Existing Facility during the Previous Period subject to a growth rate of three per cent. per annum over a period of 10 years (such volume and quality equivalence not having any material adverse impact on the volume and quality of other products (other than Larios Dry Gin) produced by the Purchaser) but excluding, for the avoidance of doubt, (i) all purchasing (including purchasing of raw materials and packaging) and (ii) all logistics other than production logistics within the Allied Domecq Facility (or Facilities), the Alternative Allied Domecq Facility (or Facilities) or the Segregated Facility as the case may be (including, without limitation, the costs of transfer of materials within the Allied Domecq Facility (or Facilities), the Alternative Allied Domecq Facility or Segregated Facility, as the case may be);

“Production Staff” means Rafael Vazquez, Bernabe Sanchez and Juan Gil-Ortega or their successors at the Manzanares Production Centre and any other employees employed by the Vendor or another member of the Pernod Ricard Group who are substantially involved in the distillation, blending, production, testing, bottling and/or packaging of Larios Dry Gin at the Manzanares Production Centre;

“Products” means the alcoholic drink products produced under the Larios Brands;

“Public Deed of Transfer” means the public deed of transfer of the Assets comprising, inter alia, the Business Intellectual Property Rights, as referred to in clause 10.2.1;

“Purchase Price” means the price calculated in accordance with clause 15;

“Purchaser” means Fortune Brands or such other member of the Fortune Brands Group as may be nominated by Fortune Brands to purchase the Assets;

“Purchaser’s Licence” has the meaning attributed to it in clause 14.5;

“Receivables” means all amounts (each a “Receivable”) of the book and other debts receivable by or owing to the Vendor in connection with the Business as at Completion and interest thereon;

“Registered Intellectual Property Rights” means all patents, utility models, registered designs, registered copyrights, registered trade and service marks and domain names, together with:

(A)	the goodwill attaching to any of the foregoing;

(B)	any applications for registration and rights to grant of any of the foregoing; and

(C)	any rights or forms of protection of a similar nature to any of the foregoing anywhere in the world;

“Relevant Period” means the period of twelve months following the Operational Date;

“Scheme” has the meaning attributed to it in the Framework Agreement;

“Second Engineer’s Report” means a report prepared by the Engineer containing the information described in paragraphs 7.1 and 7.2 of Schedule 3 save that, for the purposes of this definition, any reference in those paragraphs to the Allied Domecq Facility, the DYC Facility or the Castellana Facility shall be taken to be a reference to the Alternative Allied Domecq Facility;

“Segregated Facility” means the Existing Facility as segregated from the rest of the Manzanares Production Centre to provide a stand-alone production facility with Production Equivalence which is independent from the rest of the Manzanares Production Centre;

“Segregated Production Costs” means the actual costs incurred by the Purchaser or any member of the Fortune Brands Group in distilling, producing, testing, bottling and packaging Larios Dry Gin at the Segregated Facility during the Relevant Period (save that for the purposes of this definition it shall be assumed that the volumes for such product will be taken to be the same as for the Previous Period), such costs being ascertained using the methodology for the determination of DBC set out in Schedule 8, and for the avoidance of doubt excluding (i) all costs of purchasing (including purchasing of raw materials and packaging); (ii) all costs of logistics other than production logistics within the Segregated Facility (including, without limitation, the costs of transfer of materials within the Segregated Facility); and (iii) any depreciation linked to payments made by the Vendor in carrying out the Segregation Works and/or any existing costs which are reallocated;

“Segregation Works” means:

(A)	the segregation of the Existing Facility from the rest of the Manzanares Production Centre;

(B)	the engagement and advisory services of all professional advisers (including legal, property, environmental and all other advisers) in connection with the provision of the Segregation Works;

(C)	the obtaining of all necessary licences, permissions, authorisations, consents, concessions and Permits legally required for the operation of the Segregated Facility by the Purchaser or any member of the Fortune Brands Group and the protection of personnel therein or which are recommended by the Engineer in order to replicate in the new location existing Manzanares Production Centre standards (provided that such standards shall involve compliance with all applicable laws, licences, permissions, authorisations, consents, concessions and Permits);

(D)	the provision of all necessary utility supplies to the Segregated Facility;

(E)	the acquisition and installation where necessary of new equipment and/or fixtures and fittings;

(F)	the acquisition and installation where necessary of, and migration to, new information technology systems;

(G)	the construction of new facilities and of fences, walls and/or other means of separation from the rest of the Manzanares Production Centre;

(H)	the provision of appropriate points and rights of access and egress and all other requisite easements;

(I)	the separation of complete and unrestricted title at the relevant land registry to the Segregated Facility (save insofar as the Purchaser may agree to specific easements over the Segregated Facility to facilitate the functioning of each of the Segregated Facility and the rest of the Manzanares Production Centre as separate stand-alone sites) and the transfer of such title to the Purchaser or another nominated member of the Fortune Brands Group; and

(J)	all associated works and arrangements necessary for the provision of the Segregated Facility;

“Stock” means the stock-in-trade, finished and partly finished stocks of the Larios Brands, work-in-progress, raw materials (including, but not limited to, flavourings and other ingredients), stocks and items (including packaging, containers and promotional material) relating exclusively to the Larios Brands at Completion and wherever held save, in the case of finished stock, to the extent sold to customers in the ordinary course of business;

“Tax” or “Taxation” means all forms of tax, duty, rate, levy or other imposition whenever and by whatever authority imposed and whether of the United Kingdom, Spain or elsewhere, together with any interest, surcharge, penalty or fine in connection with any such Taxation and regardless of whether any such tax, duty, rate, levy imposition, interest, surcharge, penalty or fine is chargeable directly or primarily against or attributable directly or primarily to the Vendor or the Business or any other person and of whether any amount in respect of any of them is recoverable from any other persons;

“Tax Authority” means any statutory, governmental, state, provincial, local government or municipal authority, body or official with responsibility in that capacity for taxation;

“Tax Indemnity” means the indemnity relating to Taxation matters in clause 18.2;

“Tax Warranty Claim” means any claim for breach of the Tax Warranties;

“Tax Warranties” means the warranties relating to Taxation matters in paragraph 10 of Schedule 1;

“Theoretical DBC” means €24,300,000;

“Third Party Consent” means any consent or agreement required from a third party for the transfer of the benefit of any of the Assets and/or the transfer of any rights to or assumption by the Purchaser of any obligations under any of the Contracts;

“Third Party Proceedings” means any claim, demand or action or other proceedings in relation to any Assumed Liability which is/are threatened, made or instituted by any person other than the Parties or any member of the Fortune Brands Group or the Pernod Ricard Group;

“Transaction Co-operation Agreement” has the meaning attributed to it in the Framework Agreement;

“VAT” means value added tax within the scope of the Sixth VAT Directive (Directive 77/338);

“Vendor’s Licence” has the meaning attributed to it in clause 14.4 of this Agreement;

“Warehousing Equivalence” means the provision at the Allied Domecq Facility (or Facilities) or the Alternative Allied Domecq Facility, as the case may be, of factory warehousing space and systems of such size, nature, configuration and operational quality as is allocated to Larios Dry Gin in relation to its production at the Manzanares Production Centre as at Completion, subject to a growth rate of three per cent. per annum over a period of 10 years;

“Warranties” means together the General Warranties and the Tax Warranties; and

“WS” means the Spanish Workers Statute 1995.

1.2	Save as provided in clauses 21.6 and 21.7, clauses 1.3 to 1.5 and clause 1.7 of the Framework Agreement shall apply equally to this Agreement.

2.	CONDITIONS

Completion is conditional upon:

2.1	the Scheme becoming effective; and

2.2	the Transaction Co-operation Agreement not having been terminated for any reason.

3.	SALE AND PURCHASE

Sale and Purchase

3.1	The Vendor shall sell or procure to be sold and the Purchaser shall purchase the Assets as at and with effect from Completion.

Identity of Purchaser

3.2	Fortune Brands has the right to appoint a nominee as the Purchaser and such person shall fulfil the obligations and have the benefit of the rights of the Purchaser under this Agreement.

Title

3.3	The Vendor has the right to transfer or to procure the transfer of complete and unrestricted title to the Gin Assets and sells or procures the sale of the Gin Assets with Full Title Guarantee, save as provided in clause 5. The Vendor gives no representation or warranty or covenant in respect of its ability to transfer or procure the transfer of the Assets other than the Gin Assets and sells or procures the sale of only such right, title and interest as it may have in such Assets.

Consideration

3.4	The total consideration for the sale of the Assets shall be the Purchase Price.

Assets and apportionment of consideration

3.5	The Assets comprise all assets (other than the Distillery, the Fixed Assets and Equipment, the Moveable Assets and Equipment and the Dedicated IT System) used exclusively in relation to the Larios Brands including, but not limited to, the following:

3.5.1	the Goodwill;

3.5.2	the Business Intellectual Property Rights (subject to the burden attaching to each of them);

3.5.3	the Business Records;

3.5.4	the benefit of the Contracts (subject to any obligation in respect thereof pursuant to clause 6.2) and subject to any burden attaching to them assumed under clause 5.1;

3.5.5	the Business Know-how; and

3.5.6	the Stock.

3.6	The Purchase Price shall be apportioned between the Assets as follows:

3.6.1	Stock – book value with a margin of 10 per cent.;

3.6.2	the Goodwill, Business Records, Contracts and Business Know-How – two thirds of the balance of the Purchase Price after deduction of the amount referred to in clause 3.6.1; and

3.6.3	the Business Intellectual Property Rights – one third of the balance of the Purchase Price after deduction of the amount referred to in clause 3.6.1.

Risk in the Assets

3.7	Risk in each Asset shall pass to the Purchaser at Completion.

4.	EXCLUDED ASSETS

4.1	Apart from the Assets, no other assets shall be sold or purchased pursuant to this Agreement. Excluded Assets include:

4.1.1	the Intellectual Property Rights (excluding the Business Intellectual Property Rights) relating exclusively to or used exclusively in relation to the 1866, Principe, Triple, Excellencia, Eliot and Yurinka brands and the new Indigo brand;

4.1.2	the warehousing, bottling, blending and distribution facilities relating to the Business;

4.1.3	Pernod Ricard Group’s distribution networks and contracts (other than the relevant Contracts);

4.1.4	the Manzanares Production Centre including the Distillery;

4.1.5	the Fixed Assets and Equipment;

4.1.6	the fixed assets and equipment and property related to the Malaga Larios brand at the Mollina site, Malaga;

4.1.7	the moveable assets and equipment, including the Moveable Assets and Equipment, used in relation to the Business;

4.1.8	the Dedicated IT System;

4.1.9	any cash in hand or at bank;

4.1.10	any amounts repayable by or recoverable from the Spanish tax administrations or Spanish customs authorities (including VAT) in relation to the Assets and/or the Business and attributable to a period ending on or before Completion;

4.1.11	the benefit of any insurance or insurance claim; and

4.1.12	Receivables.

5.	THIRD PARTY CONSENTS FOR TRANSFER OF ASSETS AND CONTRACTS

5.1	Save as provided in clauses 5.3 to 5.5 (inclusive), the Purchaser shall assume responsibility as from Completion for the due performance of all obligations under the Contracts and all liabilities arising or falling due for performance after Completion under the Contracts.

5.2	This Agreement constitutes, with effect from Completion, an assignment of the Contracts if and to the extent the benefit of each such Contract can be assigned by the Vendor to the Purchaser without Third Party Consent and the Vendor and the Purchaser shall give notice of such assignment in the agreed form to the other party/parties to such Contracts as appropriate.

5.3	If any Third Party Consent or novation is required:

5.3.1	to transfer the benefit of any of the Assets; or

5.3.2	to transfer the benefit and burden of any of the Contracts,

which has not been obtained to the reasonable satisfaction of the Purchaser at or prior to Completion, in the case of a Contract this Agreement shall not constitute an assignment or attempted assignment of the relevant Contract where such conduct would constitute a breach of the Contract, and in either case the Vendor and the Purchaser shall co-operate and do anything which may reasonably be required to ensure, insofar as each is reasonably able, that the relevant Contracts are novated or (as the case may be) the necessary Third Party Consent or other agreement is obtained, in each case on terms reasonably satisfactory to the Purchaser as soon as possible after Completion.

5.4	Without prejudice to the Purchaser’s rights arising pursuant to a breach of any of the Warranties, if any requisite novation or Third Party Consent or agreement is refused or not obtained on or before the date being three months after Completion (or such longer period as the Purchaser may, at its sole discretion, determine) in respect of the applicable Asset or Contract, the relevant Asset or Contract shall, if so elected by the Purchaser by written notice to the Vendor on or before such date, be deemed to have been excluded from the sale under this Agreement.

5.5	After Completion and until receipt of any requisite novation or Third Party Consent or agreement in respect of a relevant Asset or Contract (as the case may be) or, if earlier, receipt of a written election from the Purchaser pursuant to clause 5.4:

5.5.1	the Vendor shall be deemed to hold the benefit of the relevant Contract or Asset in trust for the Purchaser and shall account to the Purchaser accordingly in respect of any monies or other benefits received by the Vendor in relation thereto and the Purchaser shall be entitled to the use and enjoyment of such Contract or Asset to the extent the Vendor is not constrained by operation of law or any third party from granting such rights or benefits; and

5.5.2	in the case of a Contract, the Purchaser shall (if sub-contracting is permissible under the relevant Contract) as the Vendor’s sub-contractor or (if sub-contracting is not permissible under the relevant Contract) as the Vendor’s agent perform on behalf of the Vendor (but at the Purchaser’s expense) all the obligations of the Vendor arising under such Contract after Completion, but provided that if it is unlawful for the benefit of the relevant Contract or Asset to be held on trust for the Purchaser and/or, in the case of a Contract, the relevant Contract does not permit sub-contracting or agency, this Agreement does not constitute a declaration of trust over the relevant Contract or Asset and/or (as the case may be) the appointment or attempted appointment of a sub-contractor or agent under a relevant Contract and the Parties shall make such other arrangements between themselves as may be permissible to implement so far as reasonably possible the effective transfer of, in the case of a Contract, the benefit and burden of such Contract and, in the case of an Asset, the full benefit of such Asset to the Purchaser.

5.6	Nothing in this Agreement shall require the Purchaser to perform any obligation falling due for performance before Completion.

5.7	Nothing in this Agreement shall make the Purchaser liable for any Losses arising from any failure to obtain any novation or Third Party Consent in respect of any Contract or Asset or from any breach of any Contract caused by entering into this Agreement or Completion.

5.8	Nothing in this Agreement shall impose any obligation on the Purchaser for or in respect of any goods sold or services provided by the Vendor or any member of the Pernod Ricard Group prior to Completion.

Prepayments and accruals

5.9	Subject to clause 5.13, where anything (including any service) is to be provided by the Purchaser under any of the Contracts after Completion but any payment (whether by way of deposit, pre-payment or otherwise) in respect of the price or cost of it has been received by the Vendor or any member of the Pernod Ricard Group before Completion or is due to be paid to the Vendor or any member of the Pernod Ricard Group after Completion, the Vendor shall pay a sum equal to the amount (a “Prepayment Amount”) of that payment to the Purchaser at Completion, to the extent that such Prepayment Amount has been received by or on behalf of the Vendor prior to Completion, or as soon as reasonably practicable following receipt by the Vendor or any member of the Pernod Ricard Group, if later, and shall hold any such monies for the benefit of the Purchaser pending any such payment.

5.10	Subject to clause 5.13, where anything (including any service) is to be provided to the Purchaser under any of the Contracts after Completion, but any payment (whether by way of deposit, pre-payment or otherwise) in respect of the price or cost of it has been paid by the Vendor or any member of the Pernod Ricard Group prior to Completion, the Purchaser shall pay a sum equal to the amount of that payment to the Vendor at Completion or as soon as reasonably practicable following any date, if later, upon which the Vendor shall produce to the Purchaser reasonable evidence of any amount so payable and the calculation thereof.

5.11	Subject to clause 5.13, where anything (including any service) was provided by the Vendor under any of the Contracts prior to Completion but any payment in respect of the price or cost of it is due to be paid to the Purchaser after Completion, the Purchaser shall pay a sum equal to the amount of that payment to the Vendor as soon as reasonably practicable following receipt by the Purchaser and shall hold such monies for the benefit of the Vendor pending any such payment.

5.12	Subject to clause 5.13, where anything (including any service) was provided to the Vendor under any of the Contracts prior to Completion but any payment in respect of the price or cost of it is due to be paid by the Purchaser after Completion, the Vendor shall pay a sum equal to the amount of that payment to the Purchaser at Completion.

5.13	No amounts shall be payable by the Purchaser to the Vendor or by the Vendor to the Purchaser under clauses 5.9 to 5.12 unless the net aggregate amount of such payments exceed €50,000.

6.	ASSUMED AND EXCLUDED LIABILITIES

6.1	Nothing in this Agreement shall transfer or be deemed to transfer to the Purchaser or constitute or be deemed to constitute an acceptance or assumption by the Purchaser of any of the Excluded Liabilities.

6.2	The Purchaser shall with effect from Completion assume and duly and properly perform, pay and discharge all Assumed Liabilities and shall indemnify and keep indemnified the Vendor against all Losses in respect of Assumed Liabilities.

6.3	The Vendor shall remain liable for and shall promptly perform all Excluded Liabilities and shall indemnify and keep indemnified the Purchaser against all Losses in respect of the Excluded Liabilities.

6.4	“Assumed Liabilities” for the purposes of this Agreement means (and each is an “Assumed Liability”) all obligations and liabilities, subject to clause 5 and Schedule 5, to third parties in respect of the Assets, the Employees or under the Contracts arising after Completion and being in respect of the period after Completion.

6.5	Notwithstanding clauses 6.1 and 6.4:

6.5.1	the assumption by the Purchaser of the Assumed Liabilities by means of this Agreement shall be without prejudice to any rights which the Purchaser may have against the Vendor under this Agreement; and

6.5.2	the Assumed Liabilities shall not include any liability or obligation of the Vendor arising under this Agreement.

6.6	“Excluded Liabilities” for the purposes of this Agreement means all liabilities to third parties relating to the Business or the Assets arising in respect of the period prior to and including Completion including, without limitation and for the avoidance of doubt:

6.6.1	Payables;

6.6.2	all creditors of the Business;

6.6.3	any unknown or contingent creditors of the Business whether or not recorded in the accounting records of the Vendor at Completion;

6.6.4	any liability arising or in respect of a period prior to Completion for Taxation relating to the Business or the Assets for which the Vendor or any member of the Pernod Ricard Group is or will become liable; and

6.6.5	any liability arising or in respect of a period prior to Completion for infringement of any legislation relating to anti-competitive agreements or practices or behaviour or any similar matter.

6.7	The Vendor shall as soon as reasonably practicable (and, for the avoidance of doubt, prior to making any admission of liability, agreement, settlement, payment or compromise with or to any third party in relation to such Third Party Proceedings) notify the Purchaser in writing of any Third Party Proceedings, such notice (so far as reasonably practicable at that time) to contain reasonable details regarding such Third Party Proceedings and the Vendor shall:

6.7.1	take such action and give such information and assistance as the Purchaser may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise or defend the Third Party Proceedings PROVIDED THAT the Purchaser shall indemnify the Vendor against any liability, cost, damage or expense which may be reasonably incurred by the Vendor by carrying out such request and shall not unreasonably delay responding to the Vendor’s notice of the Third Party Proceedings;

6.7.2	at the request in writing of the Purchaser (which request may be made at any time), allow the Purchaser to take the sole conduct of the Third Party Proceedings and, where the Purchaser has elected to take sole conduct, to take such action as the Purchaser thereby instructs the Vendor to undertake PROVIDED THAT the Purchaser shall indemnify the Vendor against any liability, cost, damage or expense which may be incurred thereby by the Vendor; and

6.7.3	make no admission of liability, agreement, settlement, payment or compromise with or to any third party in relation to any such Third Party Proceedings without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed, PROVIDED THAT the Vendor shall be entitled in its sole discretion on the giving of at least 7 Business Days’ notice to the Purchaser (i) to make such an admission, agreement, settlement or compromise in circumstances where the Purchaser has not requested to take conduct of the relevant Third Party Proceedings pursuant to clause 6.7.2 above within 20 Business Days following notification of such Third Party Proceedings to the Purchaser being made pursuant to this clause 6.7; and/or (ii) to make such an agreement, settlement or compromise (but not an admission of liability) at its own cost and expense and on the basis that neither it nor the person(s) with whom such agreement, settlement or compromise is made will have any recourse to the Purchaser in respect of the subject matter of the relevant Third Party Proceedings; and/or (iii) to discharge any award against it or them of damages, costs or any other amount which is the subject of a final, binding and non-appealable decision from a court or arbitration panel of competent jurisdiction.

6.8	If either the Purchaser takes, or the Vendor retains, sole conduct of any Third Party Proceedings pursuant to clause 6.7, it shall do so at its own cost and expense and shall provide the other party with such information as such other party may reasonably require from time to time regarding the progress of and developments in relation to such Third Party Proceedings.

7.	FUTURE PRODUCTION OF THE PRODUCTS

The provisions of Schedule 3 shall apply.

8.	EMPLOYEES

The provisions of Part 2 of Schedule 5 shall apply in respect of the Employees.

9.	CONDUCT OF THE BUSINESS BEFORE COMPLETION

9.1	Pending Completion the Vendor shall continue to carry on the Business in the normal course in material compliance with all laws and regulations applicable to it and in substantially the same manner as it has been carried on before the date of this Agreement, so as to maintain the Business as a going concern and with a view to profit.

9.2	Pending Completion the Vendor shall take all reasonable steps to preserve and protect the Business and Assets and shall notify the Purchaser in writing promptly of any material adverse change in the Business or Assets.

9.3	Pending Completion the Vendor shall procure that the Purchaser and any person authorised by it is given such access as shall be mutually agreed by the Parties to be reasonable and practical to the Manzanares Production Centre and to all the information, contracts, customer lists, supplier lists and leases of the Pernod Ricard Group relating to the Business provided that where such records, etc. contain information which does not relate exclusively to the Business, those records, etc. may be made available with such information removed or redacted.

9.4	The Vendor shall fully disclose to the Purchaser in writing all licences, permissions, consents, concessions and Permits required for the carrying on of the Business as soon as possible following signing of this Agreement.

9.5	The Vendor shall, upon a request in writing from the Purchaser, terminate, with effect from no later than Completion, the licence agreement between the Vendor and Pernod Ricard Venezuela, C.A. dated 1 January 2005.

9.6	Schedule 6 shall apply relating to the conduct of the Business before Completion.

10.	COMPLETION

10.1	Completion shall take place as soon as possible on or after (and in any event within 5 days, or such greater number of days as the Parties may agree, of) the Effective Date and at the offices of the Notary Public chosen by the Purchaser for that purpose (or such other place as the Parties may agree).

Vendor’s obligations

10.2	At Completion the Vendor shall deliver or cause to be delivered to the Purchaser:

10.2.1	such documents as the Purchaser may reasonably require to complete the sale and purchase of the Assets including, without limitation, the forms of transfer and/or assignment specified in the following provisions of this clause, which shall include, but not be limited to, in a form to be agreed by the parties, the execution of a public deed of transfer of the Assets, comprising, inter alia, the Business Intellectual Property Rights;

10.2.2	all deeds and documents of title (if any) relating to any of the Assets and any waivers, consents or other documents required to vest in the Purchaser the complete and unrestricted title to the Gin Assets and, to the extent it is able, the other Assets;

10.2.3	possession of all the Assets agreed to be sold in accordance with this Agreement;

10.2.4	executed assignments of each of the Business Intellectual Property Rights in the agreed forms and all forms necessary to record the change of ownership, in each case duly executed by or on behalf of the Vendor or the registered holder (as the case may be);

10.2.5	the original of each of the Contracts, the assignments of each of the Contracts (if available and subject always to clause 5) and the contracts of employment between the Vendor and the Employees (or counterparts of each of those agreements, as appropriate) as duly signed or executed by or on behalf of the Vendor;

10.2.6	the transitional services agreements referred to in clause 17.5, signed or executed by or on behalf of the Vendor;

10.2.7	where a request has been made by the Purchaser under clause 9.5, evidence of the termination, with effect from no later than Completion, of the licence agreement between the Vendor and Pernod Ricard Venezuela, C.A. dated 1 January 2005;

10.2.8	the Business Records but so that, to the extent that the Vendor may be required by law to retain any of them, the Vendor may deliver copies of the appropriate documents to the Purchaser subject to the provisions of sub-clause 17.4.2 and where such records etc contain information which does not relate exclusively to the Business, those records may be provided with such information removed or redacted;

10.2.9	the Business Know-how in a form which is capable of being delivered to the Purchaser;

10.2.10	copies of all licences, consents, permits and authorisations obtained by or issued to the Vendor in respect of the Assets or, where such licences, consents, permits or authorisations relate exclusively to the Assets, the originals thereof (except where such licences, consents, permits and authorisations in the requisite form have already been provided by the Vendor to the Purchaser);

10.2.11	a certificate relating to social security matters, obtained by the Vendor in relation to the Employees and the Business pursuant to article 127.2 of the Spanish Social Security Act and related provisions with an effective date as close to Completion as possible;

10.2.12	a certificate of the Vendor’s shareholders meeting in which the relevant resolutions authorising the transfer of the Assets and the provision of the Continuing Services to the Purchaser and approving this Agreement and the related documentation were passed unanimously;

10.2.13	all relevant forms duly signed by the Vendor to be submitted to the Spanish social security and labour authorities in order to notify the transfer of the Employees and the Purchaser’s subrogation in the Vendor’s employer number (“Código de Cuenta de Cotización”) in respect of the Business; and

10.2.14	an invoice issued by the Vendor in accordance with the requirements set out in the Spanish Royal Decree 1496/2003, of 28 November 2003, which shall break down the Assets along with the corresponding part of the Purchase Price allocated thereto.

Purchaser’s obligations

10.3	At Completion the Purchaser shall:

10.3.1	pay in Euros, or procure the payment, by electronic transfer to such account as may be nominated by the Vendor (details of which shall be provided in writing to the Purchaser), of €109,350,000 (being the Theoretical DBC x the Multiple) and receipt of such sum in cleared funds in the nominated account before 5.00 p.m. on the date of Completion or such later time as the Vendor may agree shall constitute a valid discharge of the Purchaser’s obligations under this clause 10.3; and

10.3.2	deliver to the Vendor the transitional services agreements referred to in clause 17.5 signed or executed by or on behalf of the Purchaser.

Obligations of the Vendor and the Purchaser

10.4	In respect of records relating to the Business, the Vendor and the Purchaser undertake to submit simultaneously the relevant forms to the Spanish Agency for the Protection of Personal Data as may be necessary to comply with the notification requirements for registering and de-registering files containing Personal Data under Spanish law at or as soon as possible after Completion (and, in any event, within one month after Completion).

10.5	The Parties shall take such steps as may be necessary to ensure that all documents which are required to be authorised by a Notary Public in relation to the Acquisition (including the Public Deed of Transfer) are so authorised and all other steps required by such Notary Public in relation to the Acquisition are carried out.

11.	WARRANTIES

11.1	Subject to the limitations in clause 12, the Vendor warrants to the Purchaser in the terms of the Warranties.

11.2	Each of the Warranties shall be construed as a separate warranty and except where this Agreement expressly provides otherwise, each Warranty is not limited by the other provisions of this Agreement, including the other Warranties.

11.3	Where any of the Warranties is qualified by the expression “so far as the Vendor is aware” such awareness of the Vendor shall be deemed to be the actual knowledge of Bruno Rain (Managing Director of the Vendor) and Benjamin Halb (Audit and Business Development Manager of Pernod Ricard) and also, but only in the case of Warranties relating to Intellectual Property Rights, Marie-Amelie Barberis (Group IP Counsel of Pernod Ricard) and that Warranty shall be deemed to include an additional statement that it has been made after reasonable enquiry by Bruno Rain, Benjamin Halb and Marie-Amelie Barberis (where relevant) of Hervé Fetter (Finance Director of the Vendor).

11.4	The Vendor shall not make any claim against any of the Employees on whom it may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter. The Vendor acknowledges that it has no right to make any such claim.

11.5	Each Party warrants to each of the other Parties that:

11.5.1	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

11.5.2	this Agreement constitutes binding obligations on it in accordance with its terms;

11.5.3	the execution and delivery of, and the performance by it of its obligations under, this Agreement and each of the agreed form documents will not:

(A)	result in a breach of any provision of its memorandum or articles of association or like constitutional documents; or

(B)	require the consent of any third party or parties; and

11.5.4	neither it nor any of its Affiliates is party to any agreement, arrangement or understanding pursuant to which any third party has or might have the right to prevent, inhibit or delay the implementation of each of the provisions of this Agreement or Completion.

11.6	The rights and remedies of the Purchaser in respect of a breach of any of the Warranties shall not be affected by Completion, by the giving of any time or other indulgence by the Purchaser to any person or by any other cause whatsoever except as provided in this Agreement or in a specific waiver or release by the Purchaser in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Purchaser.

12.	LIMITATIONS ON LIABILITY

Disclosure

12.1	The Vendor shall not be liable in respect of a Claim to the extent that the facts and circumstances giving rise to the Claim are fairly disclosed in the Disclosure Letter.

12.2	The Vendor’s liability in respect of a Claim for breach of the Warranties shall be limited by the provisions of this clause 12. Without prejudice to this clause 12, for the avoidance of doubt such liability of the Vendor shall not be limited as a result of the disclosure of additional facts and circumstances after the date of this Agreement or matters of which the Purchaser became aware (or ought reasonably to have become aware) after the date of this Agreement.

Notification of Claims and time limits

12.3	The Vendor shall not be liable for any General Claim unless the Purchaser gives to the Vendor written notice containing a summary of the nature of the General Claim as far as is known to the Purchaser, on or before the date being the date of the expiry of the third month following the end of the financial year of the Purchaser ending 31 December 2006, except for those matters having a legal prescription period greater than such period, in which case the period shall be deemed to be extended until the lapse of the relevant legal prescription period. The Vendor shall not be liable for any Tax Warranty Claim unless the Purchaser gives written notice containing a summary of the nature of the Tax Warranty Claim as far as it is known to the Purchaser to the Vendor on or before the date being four years from Completion.

12.4	A Claim shall not be enforceable against the Vendor and shall be deemed to have been withdrawn unless legal proceedings in respect of such Claim are commenced (by being issued and served) within nine months of service of notice of the Claim on the Vendor.

Monetary Limits

12.5	The liability of the Vendor in respect of the aggregate of all Claims (excluding, for the avoidance of doubt, any claim which has arisen as a result of fraud) shall not exceed the Purchase Price.

12.6	The Vendor shall have no liability in respect of any Claim unless the amount of the liability of the Vendor in respect of all Claims exceeds €2,000,000 in which case the Vendor shall be liable for the full amount of the Claims not just the excess.

12.7	The Vendor shall have no liability in respect of any Claim unless the Claim (or the aggregate of a series of connected Claims or Claims arising out of similar facts or circumstances) exceeds €100,000 in which case the Vendor shall be liable for the full amount of the Claim not just the excess.

Sums recoverable from third parties

12.8	Where the Purchaser is entitled to recover from any person (other than in respect of a policy of insurance) any sum in respect of any matter or event which gives rise to a Claim, the Purchaser shall use its reasonable endeavours to recover that sum and shall keep the Vendor informed of the conduct of such recovery. The Purchaser shall not be restricted from pursuing that or any other Claim in relation to the same subject matter against the Vendor. Any sum recovered by the Purchaser before settlement or final determination of the Claim (less any costs and expenses incurred by the Purchaser in recovering the sum and any Taxation attributable to or suffered in respect of the sum recovered) will reduce the amount of the Claim for which the Vendor is liable by an equivalent amount. If recovery is delayed until after the Claim has been satisfied by the Vendor, the Purchaser shall (subject to the remaining provisions of this clause) repay to the Vendor the amount so recovered (less any costs and expenses incurred by the Purchaser and/or a member of the Fortune Brands Group in recovering the sum and any Taxation attributable to or suffered in respect of the sum recovered). If the amount so recovered exceeds the amount of the Claim satisfied by the Vendor the Purchaser shall be entitled to retain the excess.

Actions by third parties

12.9	If the Purchaser becomes aware of any claim action or demand made against it by a third party (a “Third Party Claim”) which may give rise to a Claim:

12.9.1	the Purchaser shall, as soon as practicable, notify the Vendor giving reasonable details, so far as are known to the Purchaser, of the relevant facts and circumstances relating to the Third Party Claim and a reasonable estimate of the amount likely to be claimed in respect of it to the extent the Purchaser has any knowledge of such amount;

12.9.2	the Purchaser shall keep the Vendor informed of all material developments in relation to the Third Party Claim within its knowledge and within a reasonable time after so becoming aware, provided that the Purchaser will not be under any obligation to provide the Vendor with any information which is or may be privileged in the context of the Third Party Claim;

12.9.3	the Purchaser shall not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without the prior written consent of the Vendor (such consent not to be unreasonably withheld or delayed);

12.9.4	upon reasonable notice being given by the Vendor, the Purchaser shall give the Vendor and its professional advisers reasonable access to such relevant chattels, accounts, documents and records within the power or control of the Purchaser as the Vendor may reasonably request in relation to a Third Party Claim;

12.9.5	subject to the Vendor indemnifying the Purchaser to the Purchaser’s reasonable satisfaction against any liability, costs, damages or expenses which may be reasonably incurred, take such action as the Vendor may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question save insofar as such action is likely to materially and adversely impact on the Assets or the business carried on by the Purchaser in relation thereto.

12.10	The Vendor shall have no liability in respect of any Claim:

12.10.1	to the extent that the Claim in question arises, or is increased, as a result of any change in accounting policy or practice made after the date of this Agreement with retrospective effect; and

12.10.2	to the extent that the Claim in question arises, or is increased, wholly or partly as a result of any change in any enactment, law, regulation, directive or practice of any government, government department or agency or a regulatory body (including extra statutory concessions of the Inland Revenue or the Spanish tax administrations or Spanish customs authorities) made after the date of this Agreement whether or not having retrospective effect.

13.	GUARANTEE AND INDEMNITY

13.1	Pernod Ricard hereby guarantees to Fortune Brands the performance by the Vendor of its obligations under this Agreement in the terms set out in the clause headed “Guarantee of obligations under the Planned Transactions” in the Framework Agreement; and

13.2	Fortune Brands hereby guarantees to Pernod Ricard the performance by the Purchaser of its obligations under this Agreement in the terms set out in the clause headed “Guarantee of obligations under the Planned Transactions” in the Framework Agreement;

provided that any reference in that clause to an “Affiliate” of Pernod Ricard shall be taken to be a reference to the Vendor, and any reference to an “Affiliate” of Fortune Brands shall be taken to be a reference to the Purchaser and any reference to the “Planned Transactions” shall be taken to be a reference to this Agreement.

14.	USE OF LARIOS NAME AND PERNOD RICARD NAME

14.1	The Vendor, at its own cost, shall procure that as soon as possible after Completion (and in any event within 3 months from Completion):

14.1.1	its corporate name and any trading names (and the names of any member of the Pernod Ricard Group which incorporate the Name in any way) are changed to a name which does not include the Name and which is not (i) similar to the Name or (ii) likely to cause a third party to believe that the Vendor is connected with or interested in the Business; and

14.1.2	in respect of any registered trade mark relating to any Excluded Asset retained by the Vendor (or any member of the Pernod Ricard Group) that includes any of the Business Intellectual Property Rights (including for the avoidance of doubt the Name) (an “Old Mark”), it may apply for the registration of a trade mark which is identical thereto with the exception that it does not include any of the Business Intellectual Property Rights (including for the avoidance of doubt the Name) (a “New Mark”). The Vendor shall prosecute any such application for registration of a New Mark as diligently and expeditiously as reasonably possible. Upon the grant of registration of any New Mark or upon the final refusal of the grant of registration of any New Mark, the Vendor shall promptly apply for the cancellation of the relevant Old Mark. If the Vendor does not apply for the registration of a relevant New Mark within 3 months of Completion, then it shall apply for cancellation of the corresponding relevant Old Mark within 4 months from Completion. The Vendor shall provide the Purchaser with a comprehensive update as to its applications for New Marks, the grant of any registrations for such New Marks and the cancellation of Old Marks pursuant to this clause 14.1.2 within six months of Completion and thereafter no less frequently than at six-monthly intervals.

14.2	The Vendor, at its own cost, shall procure as soon as reasonably possible after Completion and in any event within 12 months from Completion, that the Name shall be removed from all publicly available products, documentation and other materials of the Vendor and of any member of the Pernod Ricard Group to the extent that such products, documentation and other materials are within the possession and/or control of the Vendor or a member of the Pernod Ricard Group. This obligation does not restrict the rights of the Vendor and members of the Pernod Ricard Group under clause 14.3.

14.3	The Vendor or members of the Pernod Ricard Group may dispose of any stock of products (excluding the Products) or labels or other packaging relating thereto existing or in the course of manufacture or unfulfilled orders on hand at Completion for a period of twelve months from Completion and in such territories as the Vendor has in the ordinary course of business been using the Name immediately prior to Completion PROVIDED THAT the Vendor shall not produce such products, acquire such labels or packaging or act in relation to such unfulfilled orders otherwise than in the ordinary course of business prior to Completion.

Licences

14.4	The Purchaser grants to the Vendor and to members of the Pernod Ricard Group a non-assignable, royalty-free, non-exclusive licence (the “Vendor’s Licence”) to use the Name and any other Business Intellectual Property Rights to the extent necessary in order to exercise its rights under clauses 14.1, 14.2 and 14.3. The Vendor’s Licence is granted for no other purpose and the Name and any other Business Intellectual Property Rights shall not be used by the Vendor for any other purpose and/or in relation to any other products and is subject to clause 14.6.

14.5	The Vendor grants to the Purchaser and to members of the Fortune Brands Group a non-assignable, royalty-free, non-exclusive licence to use the Pernod Ricard Name and any other Intellectual Property Rights owned or (to the extent that it is able to grant a sub-licence in respect of such rights which are exploited under licence) used by the Vendor in relation to the Products as the Vendor has in the ordinary course of business been using the Pernod Ricard Name and other Intellectual Property Rights immediately prior to Completion in relation to the Business (the “Purchaser’s Licence”) provided that the Purchaser’s Licence is granted for the sole purpose of permitting the Purchaser and any member of the Fortune Brands Group to dispose of any stock of Products existing or in the course of manufacture (including packaging) or unfulfilled orders on hand in relation to the Business at Completion and shall not be used by the Purchaser, for any other purposes and/or in relation to any other products and is subject to clause 14.6.

14.6	For the purposes of this clause 14.6, the term “Licensor” shall mean, in relation to the Vendor Licence, the Purchaser and, in relation to the Purchaser Licence, the Vendor, and the term “Licensee” shall mean, in relation to the Vendor’s Licence, the Vendor and, in relation to the Purchaser’s Licence, the Purchaser and the term “Licensed Name” shall mean the Intellectual Property Rights which are the subject of the relevant licence. The following provisions shall apply in relation to both the Vendor’s Licence and the Purchaser’s Licence:

14.6.1	save as set out in clause 14.1.2, the Licensee undertakes not to do or procure to be done any act which would jeopardise or invalidate any registration of the relevant Licensed Name nor to do any act which would give rise to an application to remove the relevant Licensed Name from any register;

14.6.2	the Licensee acknowledges that any goodwill or other rights resulting from the licensed use of the relevant Licensed Name shall accrue for and vest in the Licensor from Completion;

14.6.3	the Licensee shall not, from Completion, make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of the relevant Licensed Name except under the terms of this Agreement and acknowledges that nothing contained in this Agreement shall give the relevant Licensee any right, title or interest in or to the relevant Licensed Name from Completion save as expressly granted hereby; and

14.6.4	all products provided by the Licensee under or by reference to the relevant Licensed Name shall be of at least the same quality as that applied to the products immediately prior to the date of Completion.

14.7	To the extent that the Purchaser or members of the Fortune Brands Group use immediately following Completion, in the operation and conduct of the Business any Intellectual Property Rights (excluding Business Intellectual Property Rights) that are:

14.7.1	owned by the Vendor or members of the Pernod Ricard Group, the Vendor on and from the date of Completion shall grant and shall cause the members of the Pernod Ricard Group to grant to the Purchaser and to members of the Fortune Brands Group a royalty free, non-exclusive licence to use such Intellectual Property Rights solely for the purpose of the operation and conduct of the Business in the manner being conducted immediately following Completion;

14.7.2	licensed to the Vendor or members of the Pernod Ricard Group, the Vendor on and from the date of Completion for a period of up to 12 months shall and shall cause the members of the Pernod Ricard Group to provide such assistance (but not including any obligation to spend monies or accept liabilities) as may be reasonably required by the Purchaser to procure a sub-licence or a replacement licence (as the case may be) for the Purchaser and members of the Fortune Brands Group to use such Intellectual Property Rights in the operation and conduct of the Business.

15.	CALCULATION OF PURCHASE PRICE

15.1	The Purchase Price shall be equal to the Theoretical DBC multiplied by the Multiple.

15.2	The DBC shall be calculated in accordance with the provisions of Part 1 of Schedule 8.

15.3	The Parties shall comply with the provisions of Part 2 of Schedule 8 in relation to the determination of the DBC.

15.4	The Parties:

15.4.1	acknowledge that the Acquisition is made on a debt-free basis and that the Contracts and the Gin Assets are sold free from all mortgages, charges, equities, security rights and other encumbrances (each an “Encumbrance”); and

15.4.2	agree that, should it transpire that any Gin Asset sold to the Purchaser is sold subject to any Encumbrance, the Purchase Price shall be reduced by an amount equal to all costs involved in securing the release in full of such Encumbrance, such reduction not exceeding the amount of the Purchase Price.

15.5	After Completion, the Purchase Price shall be adjusted as follows:

15.5.1	the “DBC Adjustment” shall be calculated as (A) multiplied by (B) where (A) is the DBC over the twelve month period ending on 31 December 2004 (as agreed or determined in accordance with Part 2 of Schedule 8) less the Theoretical DBC and (B) is the Multiple;

15.5.2	where the DBC Adjustment is a positive number, the Purchase Price shall be increased by the amount of the DBC Adjustment;

15.5.3	where the DBC Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the DBC Adjustment;

and either the Purchaser shall pay to the Vendor (where the adjustment is made pursuant to clause 15.5.2) or the Vendor shall pay to the Purchaser (where the adjustment is made pursuant to clause 15.5.3), within 7 Business Days of determination of the DBC Adjustment, an amount equal to the DBC Adjustment.

16.	COSTS

16.1	The Vendor shall bear the following costs:

16.1.1	the notarial fees incurred in creating the Public Deed of Transfer, as set out in Article 1455 of the Spanish Civil Code; and

16.1.2	all costs associated with the preparation and registration of the transfers of the Business Intellectual Property Rights in accordance with this Agreement.

16.2	The Purchaser shall bear the costs of obtaining a copy of the Public Deed of Transfer, as set out in Article 1455 of the Spanish Civil Code.

16.3	Subject to clauses 16.1 and 16.2, the Vendor and the Purchaser shall each be responsible for and separately bear any other costs and expenses incurred by them of their own initiative at any time in relation to the preparation, negotiation, exchange and completion of this Agreement.

17.	PERIOD AFTER COMPLETION

17.1	All notices or correspondence relating to any of the Assets or Contracts received by the Vendor on or after Completion shall as soon as reasonably practicable be forwarded to the Purchaser.

17.2	After Completion, the Vendor shall continue to pay its creditors (including any Payables) and collect its debtors (including any Receivables) relating to the Business in the ordinary course.

Goodwill

17.3	The Vendor will take all reasonable steps to ensure that the Purchaser obtains the full benefit and enjoyment of the Goodwill.

Access to information

17.4	Subject to applicable anti-trust restrictions, for a period of four years from Completion or longer if, prior to the expiry of such four year period, the Parties should mutually agree or the Party not in possession of the relevant information should notify the Party in possession of such information that such information will be required for reporting by law or regulatory authority:

17.4.1	the Purchaser will make the Business Records in the form provided by the Vendor at Completion (so far as these contain information which might reasonably be required by law or regulatory authority (including any tax authority)) available for inspection by representatives of the Vendor at all reasonable times during business hours on reasonable advance notice being given. The Purchaser will allow the Vendor’s representatives to take copies, at the Vendor’s expense, of any of the Business Records reasonably required by them;

17.4.2	the Vendor will make available any books and records not delivered to the Purchaser which contain information which relates to the Business which might reasonably be required by law or regulatory authority for inspection by representatives of the Purchaser at all reasonable times during business hours on reasonable advance notice being given provided that where such books and records contain information which does not relate exclusively to the Business, such information may be removed or redacted from such books and records. The Vendor will allow the Purchaser’s representatives to take copies, at the Purchaser’s expense, of any of those books and records reasonably required by them.

Continuing Services

17.5	As soon as possible after the date of this Agreement and in any event by no later than Completion the Parties will enter into one or more transitional services agreements which will:

17.5.1	set out the terms upon which the Vendor shall provide the Continuing Services to the Purchaser from Completion, and the Parties shall negotiate such Continuing Services in good faith;

17.5.2	be substantially in the form of the pro-forma transitional services agreements marked “A” or “B” referred to in the Framework Agreement, as appropriate, (the

“Transitional Services Agreements”) save that any of the Continuing Services may be terminated at any time upon reasonable notice by the Purchaser to the Vendor;

17.5.3	to the extent that Continuing Services not covered by the Transitional Services Agreements are identified as being required to achieve the effective operation of the Business from Completion, the Parties shall negotiate in good faith such Continuing Services on a case by case basis taking into account the terms contained in the Transitional Services Agreements and shall agree on substantially similar terms as contained in the most relevant or applicable of the Transitional Services Agreements; and

17.5.4	to the extent that the Vendor requires a licence to use any Business Intellectual Property Rights in order to provide the Continuing Services to the Purchaser, the Purchaser shall grant to the Vendor a royalty-free, non-exclusive licence to use such Business Intellectual Property Rights solely for the purpose of providing the Continuing Services.

17.6	When negotiating the provision of the Continuing Services pursuant to clause 17.5 the Parties shall abide by the following principles:

17.6.1	Continuing Services shall be provided to the same standard and otherwise in the same manner as previously provided to the Business and in compliance with all applicable laws, licences, permissions, consents, concessions and Permits;

17.6.2	for the avoidance of doubt, to the extent that any Continuing Service is, at Completion, provided through an arrangement with a sub-contractor or other third party, it may continue to be provided to the Purchaser through such sub-contractor or other third party;

17.6.3	during the period of up to twenty four months from Completion or such shorter period as the Purchaser may in its absolute discretion agree (or, in the case of the services outlined at point 4 of Schedule 7, during the period of up to six months from Completion), Continuing Services shall be provided at cost (including an equitable apportionment of all relevant overhead costs). The costs to be charged shall include the reasonable costs of terminating provisions of the Continuing Services; and

17.6.4	to the extent that the Purchaser, having first complied with its obligations under clause 17.8, wishes the Vendor to continue to provide any Continuing Services beyond the period set out in clause 17.6.3, it shall notify the Vendor in writing and the Parties shall then negotiate the continuation of such Continuing Services in good faith and the terms (which shall be arm’s length market terms) on which such Continuing Services shall be provided).

17.7	The Vendor will maintain such books and records relating to costs recharged to the Purchaser as to enable the Purchaser (or its nominated auditor) to ensure the accuracy of billing in respect of those costs.

17.8	The Purchaser shall use its reasonable endeavours to ensure that the Purchaser ceases to require each of the Continuing Services as soon as reasonably practicable.

17.9	The Vendor shall procure that, upon reasonable notice by the Purchaser, the Purchaser and any person authorised by it is given reasonable access to the Manzanares Production Centre and the facilities therein used for the distilling, blending, producing, testing, bottling and packaging of the Products for the purposes of observing, making enquiries in relation to and carrying out reasonable audits of such services and communicating with the staff involved in such services.

18.	TAX AND VAT MATTERS

18.1	All amounts payable by one Party to another pursuant to this Agreement have been calculated on a VAT exclusive basis. The Parties acknowledge that payments will be subject to VAT and the amount of any payment shall therefore be increased by an amount equal to the VAT chargeable in respect of the supply giving rise to the payment.

18.2	The Vendor shall indemnify and hold harmless the Purchaser and each of the Purchaser’s Affiliates (together the “Tax Indemnified Parties” and each a “Tax Indemnified Party”) in respect of all Tax, payments in respect of or of an amount equal to any Tax, losses, damages, liabilities and/or any other costs and expenses sustained, suffered, incurred by or imposed on any Tax Indemnified Party (including any losses, damages, liabilities and/or any other costs and expenses arising in the course of resisting or disputing any claim against the Tax Indemnified Party for any of the said amounts whether the claim is made by a Tax Authority or otherwise) arising from or as a result of any Tax liability of the Vendor or any of the Vendor’s Affiliates arising prior to or in respect of any period prior to Completion including but not limited to (i) any tax liability for which the Purchaser could be deemed jointly and severally liable pursuant to Article 42.1(c) of the Spanish General Taxation Act, and (ii) any tax liability for which the Purchaser could be liable (whether directly or on a joint and several basis) arising from or in respect of any or all of the tax inspections initiated in 2005 in respect of the Vendor or any of the Vendor’s Affiliates with reference numbers 2005-28951-00145, 2005-28951-00146, 2005-28951-00098 and 2005-28951-00099, and/or any other tax inspection whatsoever undergone by the Vendor or any of the Vendor’s Affiliates in relation to the Business and/or the Assets.

19.	ANNOUNCEMENTS

The clause headed “Announcements” in the Framework Agreement shall apply equally to all the Parties in relation to this Agreement save that any reference therein to the “Proposed Offer” shall be taken to be a reference to the Acquisition, any reference therein to the “Effective Date” shall be taken to be a reference to Completion and any reference therein to the Fortune Brands Assets shall be taken to be a reference to the Assets.

20.	ASSIGNMENT

The clause headed “Assignment” in the Framework Agreement shall apply equally to all the Parties in relation to this Agreement.

21.	MISCELLANEOUS

21.1	Each of the Parties confirms that this Agreement, the documents in the agreed form, the Transaction Co-operation Agreement, the mutual confidentiality agreement between Pernod Ricard and Fortune Brands dated 12 January 2005 and the other documents referred to in them represent the entire understanding, and constitute the whole agreement, in relation to its subject matter and supersedes any previous written or oral agreement(s) or arrangement(s) between the Parties with respect to the subject matter of this Agreement and, without prejudice to the generality of the foregoing, exclude any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

21.2	The clause headed “Co-operation and further assurances” in the Framework Agreement shall apply equally to the Parties in relation to this Agreement, save that any reference therein to Pernod Ricard shall be taken to be a reference to the Vendor, any reference therein to Fortune Brands shall be taken to be a reference to the Purchaser and any reference therein to the Fortune Brands Brands shall be taken to be a reference to the Larios Brands.

21.3	Without prejudice to the generality of clause 21.2 above, the Parties acknowledge that, given that some of the Assets are located in Spain and the Vendor is domiciled in Spain, the transfer of certain of the Assets may, under Spanish law and regulation, necessitate or require that certain actions be taken and certain documents be produced for the purposes of effecting and/or registering a transfer of Intellectual Property Rights, files containing Personal Data and/or domain names with public authorities, or otherwise and the Parties agree to co-operate in good faith to ensure that they do such acts and things as may be reasonably necessary to effect these steps and to ensure observance with the restrictions, formalities and procedures prescribed under Spanish law.

21.4	So far as it remains to be performed this Agreement shall continue in full force and effect after Completion. The rights and remedies of the Parties shall not be affected by Completion.

21.5	Without prejudice to any other rights the Parties may have under this Agreement, in the event of any breach of this Agreement or in any other circumstances, none of the Parties shall be entitled to rescind or otherwise terminate this Agreement.

21.6	The sub-clause within clause 1 of the Framework Agreement which makes reference to the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. With the exception of the rights of the Employees to enforce the terms contained in clause 11.4 and of any nominee of Fortune Brands appointed in accordance with clause 3.2 to enforce all the terms of this Agreement (together such persons being referred to as the “Third Parties”), no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. The rights of the relevant Third Parties to enforce the terms of clause 11.4 or to enforce all the terms of this Agreement, as the case may be, are subject to the term that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the Employees outlined above in this clause 21.6 are also subject to the terms of clause 20 (relating to assignment) and clause 24 (relating to governing law). The Parties may by agreement rescind or vary any term of this Agreement without the consent of any of the Third Parties.

21.7	The sub-clause within clause 1 of the Framework Agreement which makes reference to deductions of or withholdings of or in respect of Taxation shall not apply to this Agreement. Any payment made by or due from the Vendor or Pernod Ricard under, or pursuant to the terms of, this Agreement shall be free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law.

21.8	If any deductions or withholdings are required by law, or any payments made by or due from the Vendor or the Purchaser under this Agreement (other than the payment of the Purchase Price pursuant to clause 10.3.1 as calculated in accordance with clause 15) are liable for Taxation or would have been liable for Taxation but for the utilisation of any tax relief in respect of such liability, the Vendor or Purchaser, as the case may be, shall be liable to pay to the other Party such further sums, after taking into account any tax savings enjoyed by the other Party as a result of any such deductions, withholdings or Taxation liabilities, as shall be required to ensure that the net amount received by that Party will equal the amount which would have been received under the relevant provisions of this Agreement in the absence of any such deductions, withholdings or Taxation liabilities.

21.9	The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

21.10	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

21.11	No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

21.12	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

21.13	Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or any of them.

21.14	Nothing in this Agreement is intended to or shall operate to require any person to take any action which would or would be reasonably likely to cause that person to breach any anti-trust law or regulation in any jurisdiction.

21.15	Every payment payable by the Vendor, the Purchaser or Pernod Ricard under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to the Vendor, the Purchaser or Pernod Ricard under this Agreement.

21.16	The Parties agree to take all reasonable steps to ensure that so far as possible any payments made under this Agreement from one Party to another shall be treated as an adjustment to the Purchase Price.

22.	NOTICES

The clause headed “Notices” in the Framework Agreement shall apply equally to this Agreement and any notice to the Vendor under this Agreement shall be addressed to the Vendor at the contact details set out under the name of “Pernod Ricard” in that clause.

23.	DISPUTE RESOLUTION

Without prejudice to the specific provisions of Schedules 3, 5 and 8, the clause headed “Dispute Resolution” in the Framework Agreement shall apply equally to the Parties in relation to this Agreement save that any reference in that clause to the “Planned Transactions” shall be taken to be a reference to the Acquisition, any reference to the “Fortune Brands Assets” shall be taken to be a reference to the Assets and any reference to the “Fortune Brands Liabilities” shall be taken to be a reference to the Assumed Liabilities. The Vendor hereby appoints Pernod Ricard and the Purchaser hereby appoints Fortune Brands as its agent to take any necessary action on its behalf under this Agreement.

24.	GOVERNING LAW

Subject to clause 21.3 and without prejudice to any mandatory rules provided by Spanish law as set forth in the Rome Convention 1980, this Agreement shall be governed by, and construed in accordance with, English law.

IN WITNESS of which the Parties have executed this Agreement on the date set out on the first page of this Agreement.

SIGNED by IAN FITZSIMONS

for and on behalf of
LARIOS PERNOD RICARD S.A.

IAN FITZSIMONS

Authorised Signatory

SIGNED by CHRISTOPHER KLEIN

for and on behalf of
FORTUNE BRANDS, INC.

CHRISTOPHER KLEIN

Authorised Signatory

SIGNED by IAN FITZSIMONS

for and on behalf of
PERNOD RICARD S.A.

IAN FITZSIMONS

Authorised Signatory